Exhibit 10.1
Amendment to the
Base Salary (Award of Restricted Stock) Agreement
     WHEREAS, KeyCorp has entered into a Base Salary (Award of Restricted Stock) Agreement (Agreement) with Henry L. Meyer III, and
WHEREAS, the Board of Directors of KeyCorp has authorized its Compensation and Organization Committee to permit amendments to the Agreement, and
WHEREAS, the Compensation and Organization Committee of the Board of Directors of KeyCorp has determined that it is desirable to amend the Agreement and has accordingly authorized the execution of this Amendment,
NOW THEREFORE, pursuant to such action of the Compensation and Organization Committee, the Agreement is hereby amended as follows:
1. Paragraph 1 of the Agreement is amended to delete it in its entirety and to substitute therefor, the following:
     “Annual Stock Base Salary Award.
     (A) As of August 4, 2010, and subject to your continued employment with KeyCorp, your Annual Stock Base Salary shall be paid to you in bi-weekly installments, at the conclusion of each of the Corporation’s bi-weekly pay periods, in the amount of $53,167.
     (B) As of January 1, 2011, and subject to your continued employment with KeyCorp, your Annual Stock Base Salary shall be paid to you in bi-weekly installments, at the conclusion of each of the Corporation’s bi-weekly pay periods, in the amount of $75,192.”
2. Paragraph 2 of the Agreement is amended to delete it in its entirety and to substitute therefor, the following:
     “Number of Shares. The number of shares of Restricted Stock to be awarded to you with respect to each bi-weekly pay period will be determined with respect to each pay period by dividing the Annual Stock Base Salary amount (i.e. as of August 4, 2010 the Annual Stock Base Salary amount is $53,167, and as of January 1, 2011 the Annual Stock Base Salary amount is $75,192) by the reported closing price on the New York Stock Exchange (“NYSE”) for a share of KeyCorp common stock on the pay date for such period (or if not a NYSE trading day, then on the immediately preceding trading day). The number of shares of Restricted Stock to be awarded to you with respect to a bi-weekly pay period during which you terminate employment, shall be pro-rated based on the number of days during such pay period until the date of your termination of employment.”
3. Except as specifically amended herein, the Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, KeyCorp has caused the Amendment to the Base Salary (Award of Restricted Stock) Agreement to be executed by its duly authorized officer as of the 4th day of August, 2010, and to be effective as of that date.

KEYCORP
/s/ Thomas E. Helfrich
By: Thomas E. Helfrich
Title: Executive Vice President

126